Exhibit (a)(5)(B)

201 S. College Street Suite 1690 Charlotte, NC 28244 (704) 343-6011

[•], 2025

[Stockholder Name]

Re:	Steele Creek Capital Corporation Tender Confirmation

Dear Stockholder:

Steele Creek Capital Corporation (the “Fund”) confirms below the final details of your tender of shares of the Fund’s common stock, par value $0.001 per share (the “Shares”), on the terms and conditions set out in the Fund’s Offer to Purchase (the “Offer to Purchase”).

Investment Account No.		XXX-XX[•]
Offer to Purchase Dated		August 29, 2025
Tender Valuation Date		September 30, 2025
Accepted Tender Shares		[•]
NAV as of Tender Valuation Date	$	[•]
Accepted Tender Amount	$	[•]

Between forty-five and sixty days following the Tender Valuation Date, the Accepted Tender Amount will be paid, and a trade confirmation issued.

Please refer to the Offer to Purchase for additional important information. If you have any questions regarding this confirmation, please contact the Fund.

Sincerely,

Steele Creek Investment Management LLC
The Adviser